Exhibit No. 21
Regis Corporation
List of Subsidiaries

Company Name	Country or State of Incorporation/Formation
The Barbers, Hairstyling for Men & Women, Inc.	Minnesota
WCH, Inc.*	Minnesota
We Care Hair Realty, Inc.*	Delaware
Roosters MGC International LLC	Michigan
Supercuts, Inc.	Delaware
Supercuts Corporate Shops, Inc.	Delaware
Tulsa’s Best Haircut LLC	Oklahoma
RPC Acquisition Corp.	Minnesota
RPC Corporate Shops, Inc.	Minnesota
Regis Corp.	Minnesota
Regis Insurance Group, Inc.	Vermont
Regis, LLC	Minnesota
First Choice Haircutters International, LLC	Delaware
Cutco Acquisition Corp.	Minnesota
Regis International Ltd.	Minnesota
N.A.H.C. Acquisition LLC*	Minnesota
EEG, Inc.	Delaware
Regis Netherlands, Inc*	Minnesota
Roger Merger Subco LLC	Delaware
RGS International SNC	Luxemburg
Regis International Holdings SARL	Luxemburg
Regis Holdings (Canada), Ltd	Nova Scotia
First Choice Haircutters, Ltd	Nova Scotia
Magicuts, Ltd	Nova Scotia
RHS UK Holdings Ltd	United Kingdom
HCUK Hair, Ltd*	United Kingdom
Supercuts UK (Franchise) Ltd	United Kingdom
Mark Anthony, Inc.	North Carolina
RG International, LLC	Delaware
RG International Holdings, LLC	Delaware
Haircare Ltd	United Kingdom
Haircare Gmbh	Germany
York Ave Beauty Salons, Ltd.	Canada
Sagestyle Ltd*	United Kingdom
Haircare UK Ltd*	United Kingdom
RG Salon Management LLC	California
Salon Management Corporation of New York*	New York
*Inactive Entities